EXHIBIT 99.2

NONSTATUTORY STOCK OPTION AGREEMENT
TERMS AND CONDITIONS

Grant Date:                                                                                                                         <<Grant Date>>
Grantee (“Employee”):                                                                                                               «First_Name» «Last_Name»
Aggregate Number of Shares Subject to Option:                                                                              «Number of Stock_Options»
Option Price:                                                                                                                         $«Grant_Price»
Expiration:                                                                                                                           Ten (10) years

AGREEMENT made as of the Xth day of Month CCYY, between HALLIBURTON COMPANY, a Delaware corporation (the “Company”), and <<First Name>> <<Last Name>> (“Employee”).

To carry out the purposes of the HALLIBURTON COMPANY STOCK AND INCENTIVE PLAN (the “Plan”), by affording Employee the opportunity to purchase shares of common stock of the Company (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1.           Grant of Option. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of the number of shares of Stock set forth on the preceding page at the option price indicated below, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.           Option Price. The purchase price of Stock to be paid by Employee pursuant to the exercise of this Option shall be «Grant_Price» per share, which has been determined to be not less than the fair market value of the Stock at the date of grant of this Option. For all purposes of this Agreement, fair market value of Stock shall be determined in accordance with the provisions of the Plan.

3.           Exercise of Option. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by notice to the Company at its principal executive office addressed to the attention of its Vice President and Secretary, or to the Company’s agent administering the Plan, at any time and from time to time after the date of grant hereof, but, except as otherwise provided below, this Option shall not be exercisable for more than a percentage of the aggregate number of shares of Stock offered by this Option determined by the number of full years from the date of grant hereof to the date of such exercise, in accordance with the following schedule:

   Percentage of Stock
Number of Full Years                                                                   That May be Purchased

Less than               1 year                                                                 0%
1 year                                                                 33-1/3%
2 years                                                               67%
3 years                                                              100%

This Option is not transferable otherwise than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code and may be exercised during Employee’s lifetime only by Employee, Employee’s guardian or legal representative or a transferee under a qualified domestic relations order. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of such rights contrary to the provisions hereof or in the Plan, or upon the levy of any attachment or similar process upon this Option or such rights, this Option and such rights shall immediately become null and void. This Option may be exercised only while Employee remains an employee of the Company, subject to the following exceptions:

(a)
If Employee’s employment with the Company terminates by reason of disability (disability being defined as being physically or mentally incapable of performing either the Employee’s usual duties as an Employee or any other duties as an Employee that the Company reasonably makes available and such condition is likely to remain continuously and permanently, as determined by the Company or employing subsidiary), this Option may be exercised in full by Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the period ending on the earlier of the Expiration Date (as defined below) or the third anniversary of the date of Employee’s termination of employment.

(b)
If Employee dies while in the employ of the Company, Employee’s estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee, may exercise this Option in full at any time during the period ending on the earlier of the Expiration Date or the third anniversary of the date of Employee’s death.

(c)
If Employee’s employment with the Company terminates by reason of normal retirement at or after age 65, this Option may be exercised by Employee at any time during the period ending on the Expiration Date, but only as to the number of shares of Stock Employee was entitled to purchase on the date of such exercise in accordance with the schedule set forth above. In connection with the termination of Employee’s employment with the Company by reason of early retirement, applicable management of the Company and/or business unit may recommend to the Committee or its delegate, as applicable, that this Option be retained. In such event, the Committee or its delegate, as the case may be, shall consider such recommendation and may, in the Committee’s or such delegate’s sole discretion, approve the retention of this Option following such early retirement, in which case the Option may be exercised by Employee at any time during the period ending on the Expiration Date, but only as to the number of shares of Stock Employee was entitled to purchase on the date of such exercise in accordance with the schedule set forth above. If, after retirement as set forth above, Employee should die, this Option may be exercised in full by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of the Employee) during the period ending on the earlier of the Expiration Date or the third anniversary of the date of Employee’s death.

(d)
If Employee’s employment with the Company terminates for any reason other than those set forth in subparagraphs (a) through (c) above, this Option may be exercised by Employee only during the 30 calendar days following Employee’s termination date, (which 30-day period shall not be extended by any notice period mandated under local law), or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of the Employee) during a period of six months following Employee’s death if Employee dies during such 30-day period, but in each case only as to the number of shares of Stock Employee was entitled to purchase hereunder upon exercise of this Option as of the date Employee’s employment so terminates.  Any Options not exercised during the applicable period shall be automatically forfeited.

This Option shall not be exercisable in any event prior to the expiration of six months from the date of grant hereof or after the expiration of ten years from the date of grant hereof (the “Expiration Date”) notwithstanding anything hereinabove contained. The purchase price of Stock as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), (b) by delivering to the Company shares of Stock having a fair market value equal to the purchase price and which Stock, if acquired from the Company, have been held by Employee for more than six months, or (c) by a combination of cash or Stock. Payment may also be made by delivery (including by facsimile transmission) to the Company of an executed irrevocable option exercise form, coupled with irrevocable instructions to a broker-dealer designated by the Company to simultaneously sell a sufficient number of the shares of Stock as to which the Option is exercised and deliver directly to the Company that portion of the sales proceeds representing the exercise price. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such Stock shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to Stock acquirable upon an exercise of this Option.

Employee further understands and agrees that the Company and any related company are neither responsible for any foreign exchange fluctuations between Employee’s local currency and the United States Dollar that may affect the value of this Option nor liable for any decrease in the value of Stock or this Option.

4.           Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Employee upon such exercise.

5.           Status of Stock. The Company shall not be obligated to issue any Stock pursuant to any Option at any time, when the offering of the Stock covered by such Option has not been registered under the Securities Act of 1933, as amended (the “Act”) and such other country, federal or state laws, rules or regulations as the Company deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of this Option, Employee (or the person permitted to exercise this Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

Employee agrees that the shares of Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Employee also agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Stock of Stock purchased under this Option.

6.           Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, a Parent Corporation or Subsidiary of the Company, or a corporation or a Parent Corporation or Subsidiary of such corporation assuming or substituting a new option for this Option. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, as appropriate, and such determination shall be final.

Nothing contained in this Agreement is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of the Company or a related company for any particular period of time.  This Agreement shall not interfere in any way with the Company or a related company’s right to terminate Employee’s employment at any time.  Furthermore, this Agreement, the Plan, and any other Plan documents are not part of Employee’s employment contract, if any, and do not guarantee either Employee’s right to receive any future grants under such Agreement or Plan or the inclusion of the value of any grants in the calculation of severance payments, if any, upon termination of employment.

7.           Data Privacy.  In order to perform its obligations under the Plan or for the implementation and administration of such Plan, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about Employee.  Such data includes, but is not limited to Employee’s name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries’ contact information.  Employee explicitly consents to the collection, transfer (including to third parties in Employee’s home country or the United States or other countries, such as but not limited to human resources personnel, legal and tax advisors, and brokerage administrators), use, processing, and holding, electronically or otherwise, of his/her personal information in connection with this or any other equity award.  At all times, the Company shall maintain the confidentiality of Employee’s personal information, except to the extent the Company is required to provide such information to governmental agencies or other parties; such actions will be undertaken by the Company only in accordance with applicable law.

8.           Mode of Communications.  Employee agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or related company may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications.  Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website.

To the extent Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Option in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

9.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

10.           Compliance with Law. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Stock pursuant to any Option, at any time, if the offering of the Stock covered by such Option, or the exercise of an Option by an Employee, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.

Furthermore, Employee understands that the laws of the country in which he/she is working at the time of grant, vesting, and/or exercise of this Option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this Option or may subject Employee to additional procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to the exercise of this Option.

11.
 Governing Law and Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflict of laws, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware, which matters shall be governed by the latter law.  For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted for resolution through the Halliburton Dispute Resolution Program, which Program’s last step is final and binding arbitration.

 12.        Other Terms. The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

HALLIBURTON COMPANY
[Missing Graphic Reference]

By:
         David J. Lesar
 Chairman of the Board, President and
 Chief Executive Officer
I HEREBY AGREE TO THE TERMS AND CONDITIONS, INCLUDING THE 30 DAY CONDITION SET FORTH IN SECTION 3(d), HEREINAFTER SET FORTH IN THIS NONSTATUTORY STOCK OPTION AGREEMENT DATED <<Grant Date>>.

<<Acceptance Date>>